Exhibit 99.1

Femasys Announces Second Quarter Financial Results for 2025

-- Continued Progress on Regulatory Approvals and Global Commercialization of Fertility Portfolio --

ATLANTA, August 8, 2025 -- Femasys Inc. (NASDAQ: FEMY), a leading biomedical innovator making fertility and non-surgical permanent birth control more accessible and cost-effective to women worldwide, announced its financial results for the second quarter of 2025.

Corporate Highlights from 2Q 2025 to date

•	Announced European Union Medical Device Regulation approval of FemBloc®, the first global regulatory endorsement of our groundbreaking non-surgical permanent birth control solution
•	Secured first European order for FemBloc from Spain distribution partners for approximately $400,000
•	Announced Australian and New Zealand regulatory approvals for FemaSeed® and FemVue®, a cost-effective first step in fertility
•	Announced new Chief Commercial Officer to help drive execution and global growth
•	Announced partnership with Carolinas Fertility Institute, one of America’s best fertility clinics, to offer FemaSeed in its eight locations
•	Announced pricing of underwritten public offering and concurrent private placement with gross proceeds of $4.5 million

“Our second quarter marked several significant milestones for Femasys as we continue to secure key regulatory approvals, add partners, and strengthen our team to accelerate the commercialization of our innovative fertility portfolio across the globe,” said Kathy Lee-Sepsick, Chief Executive Officer and Founder of Femasys. “European approval of the entire FemBloc System announced in June marks the first global regulatory endorsement of our groundbreaking non-surgical permanent birth control solution. FemBloc is commercially available through strategic distribution partnerships in select countries in Europe beginning in Spain, who placed their initial order, and we will seek additional country approvals while continuing to enroll participants in our FDA IDE-approved late-stage pivotal trial for U.S. approval.

“Regulatory approvals for FemaSeed in Australia and New Zealand announced in July also provide us with the opportunity to pursue meaningful commercial opportunities as we continue to grow revenue and broaden our global footprint. Our new partnership with Carolinas Fertility Institute will help us reach and support more patients earlier in their fertility journey. We look forward to building upon this momentum as we work towards transforming the fertility sector not only for patients, but also providers.”

Financial Results for Quarter Ended June 30, 2025

•	Sales increased by $187,784, or 84.8%, to $409,268 for the three months of 2025, compared to $221,484 for the three months of 2024 due to sales of FemaSeed and FemVue.
•
Research and development expenses decreased by $561,446, or 28.4%, to $1,414,429 for the three months of 2025 compared to $1,975,875 for the three months of 2024 primarily due to commercialization of development products into inventory and reduced clinical costs, partially offset by increased compensation costs.

•
Net loss was $4,585,922, or ($0.16) per basic and diluted share attributable to common stockholders, for the three-month period ended June 30, 2025, compared to a net loss of $4,684,574, or ($0.21) per basic and diluted share attributable to common stockholders, for the three-month period ended June 30, 2024.

•
Cash and cash equivalents as of June 30, 2025, was approximately $3.2 million and the Company had an accumulated deficit of approximately $137.7 million. The Company expects, based on its current operating plan, our current cash and cash equivalents will be sufficient to fund its ongoing operations into early fourth quarter of 2025.

Financial Results for Six Months Ended June 30, 2025

•	Sales increased by $257,908, or 52.4%, to $750,532 for the six months of 2025, compared to $492,624 for the six months of 2024 due to sales of FemaSeed and FemVue.
•
Research and development expenses increased by $636,295, or 17.0%, to $4,382,901 for the six months of 2025 compared to $3,746,606 for the six months of 2024 primarily due to increased compensation and regulatory costs, partially offset by reduced material and development costs and clinical costs.

•
Net loss was $10,482,761, or ($0.39) per basic and diluted share attributable to common stockholders, for the six-month period ended June 30, 2025, compared to a net loss of $8,284,084, or ($0.38) per basic and diluted share attributable to common stockholders, for the same period ended June 30, 2024.

For more information, please refer to the Company’s Form 10-Q filed August 8, 2025, which can be accessed on the SEC website.

FEMASYS INC.
Condensed Balance Sheets
(unaudited)

Assets	June 30, 2025	December 31, 2024
Current assets:
Cash and cash equivalents	$3,218,067	3,451,761
Accounts receivable, net	254,584	488,373
Inventory	5,232,738	3,046,323
Prepaid and other current assets	1,045,591	1,035,993
Total current assets	9,750,980	8,022,450
Property and equipment, at cost:
Leasehold improvements	1,238,886	1,238,886
Office equipment	68,530	60,921
Furniture and fixtures	417,876	417,876
Machinery and equipment	3,211,109	2,856,740
Construction in progress	548,426	762,445
	5,484,827	5,336,868
Less accumulated depreciation	(3,884,964)	(3,740,769)
Net property and equipment	1,599,863	1,596,099
Long-term assets:
Lease right-of-use assets, net	1,544,724	1,805,543
Intangible assets, net of accumulated amortization	55,638	65,918
Other long-term assets	829,204	954,992
Total long-term assets	2,429,566	2,826,453

Total assets	$13,780,409	12,445,002

(continued)

FEMASYS INC.
Condensed Balance Sheets
(unaudited)

Liabilities and Stockholders’ Equity	June 30, 2025	December 31, 2024
Current liabilities:
Accounts payable	$3,263,584	1,419,044
Accrued expenses	1,052,752	1,151,049
Convertible notes payable, net (including related parties)	6,080,813	5,406,228
Clinical holdback – current portion	63,990	88,581
Lease liabilities – current portion	502,468	517,967
Total current liabilities	10,963,607	8,582,869
Long-term liabilities:
Clinical holdback – long-term portion	40,348	39,611
Lease liabilities – long-term portion	1,269,019	1,518,100
Total long-term liabilities	1,309,367	1,557,711
Total liabilities	12,272,974	10,140,580
Commitments and contingencies
Stockholders’ equity:
Common stock, $.001 par, 200,000,000 authorized, 32,692,630 shares issued and 32,575,407 outstanding as of June 30, 2025; and 23,473,149 shares issued and 23,355,926 outstanding as of December 31, 2024	32,693	23,473
Treasury stock, 117,223 common shares	(60,000)	(60,000)
Warrants	1,821,744	1,860,008
Additional paid-in-capital	137,394,016	127,679,198
Accumulated deficit	(137,681,018)	(127,198,257)

Total stockholders’ equity	1,507,435	2,304,422

Total liabilities and stockholders’ equity	$13,780,409	12,445,002

FEMASYS INC.
Condensed Statements of Comprehensive Loss
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Sales	$409,268	221,484	750,532	492,624
Cost of sales (excluding depreciation expense)	158,171	73,125	275,437	161,657

Operating expenses:
Research and development	1,414,429	1,975,875	4,382,901	3,746,606
Sales and marketing	984,977	975,190	1,893,544	1,275,677
General and administrative	1,616,972	1,611,817	3,339,685	3,114,621
Depreciation and amortization	86,285	67,628	171,138	138,856
Total operating expenses	4,102,663	4,630,510	9,787,268	8,275,760
Loss from operations	(3,851,566)	(4,482,151)	(9,312,173)	(7,944,793)
Other (expense) income:
Interest income	17,144	184,138	36,173	408,822
Interest expense	(491,500)	(388,311)	(950,949)	(749,863)
Other expense	(260,000)	—	(260,000)	—
Total other expense, net	(734,356)	(204,173)	(1,174,776)	(341,041)
Loss before income taxes	(4,585,922)	(4,686,324)	(10,486,949)	(8,285,834)
Income tax benefit	—	(1,750)	(4,188)	(1,750)

Net loss	$(4,585,922)	(4,684,574)	(10,482,761)	(8,284,084)

Net loss attributable to common stockholders, basic and diluted	$(4,585,922)	(4,684,574)	(10,482,761)	(8,284,084)
Net loss per share attributable to common stockholders, basic and diluted	$(0.16)	(0.21)	(0.39)	(0.38)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	28,880,704	22,215,516	27,025,277	21,995,436

About Femasys

Femasys is a leading biomedical innovator focused on making fertility and non-surgical permanent birth control more accessible and cost-effective for women worldwide through its broad, patent-protected portfolio of novel, in-office therapeutic and diagnostic products. As a U.S. manufacturer with global regulatory approvals, Femasys is actively commercializing its lead product innovations in the U.S. and key international markets. Femasys’ fertility portfolio includes FemaSeed® Intratubal Insemination, a groundbreaking first-step infertility treatment and FemVue®, a companion diagnostic for fallopian tube assessment. Published clinical trial data demonstrates FemaSeed is over twice as effective as traditional IUI, with a comparable safety profile, and high patient and practitioner satisfaction.1

FemBloc® permanent birth control is the first and only non-surgical, in-office alternative to centuries-old surgical sterilization that received full regulatory approval in Europe in June of 2025. Commercialization of this highly cost-effective, convenient and significantly safer approach will be completed through strategic partnerships in select European countries. Alongside FemBloc, the FemChec®, diagnostic product provides an ultrasound-based test to confirm procedural success. Published data from initial clinical trials demonstrated compelling effectiveness, five-year safety, and high patient and practitioner satisfaction.2 For U.S. FDA approval, enrollment in the FINALE pivotal trial (NCT05977751) is on-going.

Learn more at www.femasys.com, or follow us on X, Facebook and LinkedIn.

References
1Liu, J. H., Glassner, M., Gracia, C. R., Johnstone, E. B., Schnell, V. L., Thomas, M. A., L. Morrison, Lee-Sepsick, K. (2024). FemaSeed Directional Intratubal Artificial Insemination for Couples with Male-Factor or Unexplained Infertility Associated with Low Male Sperm Count. J Gynecol Reprod Med, 8(2), 01-12. doi: 10.33140/JGRM.08.02.08.

2Liu, J. H., Blumenthal, P. D., Castaño, P. M., Chudnoff, S. C., Gawron, L. M., Johnstone, E. B., Lee-Sepsick, K. (2025). FemBloc Non-Surgical Permanent Contraception for Occlusion of the Fallopian Tubes. J Gynecol Reprod Med, 9(1), 01-12. doi: 10.33140/JGRM.09.01.05.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties. Forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “pending,” “intend,” “believe,” “suggests,” “potential,” “hope,” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on our current expectations and are subject to inherent uncertainties, risks and assumptions, many of which are beyond our control, difficult to predict and could cause actual results to differ materially from what we expect. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ include, among others: our ability to obtain regulatory approvals for our FemBloc product candidate; develop and advance our current FemBloc product candidate and successfully enroll and complete the clinical trial; the ability of our clinical trial to demonstrate safety and effectiveness of our product candidate and other positive results; estimates regarding the total addressable market for our products and product candidate; our ability to commercialize our products and product candidate, our ability to establish, maintain, grow or increase sales and revenues, or the effect of delays in commercializing our products, including FemaSeed; our business model and strategic plans for our products, technologies and business, including our implementation thereof; and those other risks and uncertainties described in the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, and other reports as filed with the SEC. Forward-looking statements contained in this press release are made as of this date, and Femasys undertakes no duty to update such information except as required under applicable law.

Contacts:

Investors:
IR@femasys.com

Media:
Media@femasys.com